Exhibit 10.2

RESTRICTED SHARE AGREEMENT
This Restricted Share Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth on the Grant Detail Page by and between Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”) and the Participant.
1.Grant of Restricted Shares.

1.1    Grant. Pursuant to Article VI of the 2017 Equity and Performance Incentive Plan (the “Plan”), the Company hereby issues to the Participant an Award consisting of the number of Common Shares set forth on the Grant Detail Page (the “Restricted Shares”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

1.2    Consideration. The grant of the Restricted Shares is made in consideration of the services to be rendered by the Participant to the Company or a Subsidiary.

2.Vesting; Restrictions.

2.1    Vesting. Except as otherwise provided in this Agreement and subject to the Participant’s continuous service with the Company or a Subsidiary, the Restricted Shares will vest on the third anniversary of the Date of Grant (such three (3) year period, the “Restricted Period”).

2.2    Further Restrictions. During the Restricted Period, the Restricted Shares may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of by the Participant except to the Company, except that the Participant’s rights with respect to such Restricted Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer in violation of the provisions of this Section 2.2 shall be void, and the purported transferee shall obtain no rights with respect to such Restricted Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Restricted Shares subject to this grant.

3.Termination of Continuous Service.

3.1    Termination for Reasons Other Than for Cause, Death, Disability or After Satisfying Service Requirements; Engaging in Detrimental Activity. If the Participant’s continuous service is terminated for any reason other than as set forth in Section 3.2 or 3.3 or as contemplated by Section 7, or if the Participant shall engage in any Detrimental Activity (as defined in Section 4.2), the Participant shall forfeit all Restricted Shares.

3.2    Termination due to Death or Disability or Without Cause. If the Participant’s continuous service terminates as a result of the Participant’s death or Disability or if the Participant is terminated other than for Cause (as defined in Section 4.3), all restrictions stated in Section 2 shall lapse.

3.3    Termination after Satisfying Service Requirements.

(a)If the Participant’s continuous service terminates on or after the date on which the Participant attains age fifty-five (55), and if on such date the Participant shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then the Restricted Shares shall continue to vest in accordance with Section 2.

(b)If the Participant’s continuous service with the Company or a Subsidiary terminates on or after the date on which the sum of the Participant’s age and the number of the Participant’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), the extent to which Restricted Shares granted hereby vest shall be determined as if the Participant’s continuous service had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full and partial months the Participant continuously served during the Restricted Period that have not ended (with partial months rounded up to a full month) and the denominator of which is the total number of full months remaining in the Restricted Period; provided, however, the Board, upon recommendation of the Committee, may, in its discretion, increase the number of Restricted Shares that vest under the foregoing circumstances up to the full amount for service throughout the Restricted Period.

4.Detrimental Activity.

4.1    Engaging in Detrimental Activity. If the Participant, either during employment by the Company or a Subsidiary or within one (1) year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and the Participant shall not have ceased all Detrimental Activity within thirty (30) days after notice of such finding given within one (1) year after commencement of such Detrimental Activity, the Participant shall:

(a)Return to the Company all Restricted Shares that the Participant has not disposed of that vested pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity, and

(b)With respect to any Restricted Shares that the Participant has disposed of that vested pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity, pay to the Company in cash the value of such Restricted Shares on the date such Restricted Shares vested.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
4.2    Definition of “Detrimental Activity.” For purposes of this Agreement, the term “Detrimental Activity” shall include:

(a)    Engaging in any activity, as an employee, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Company or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Company if such development is being actively pursued by the Company during the one (1) year period first referred to in Section 4.1) for which the Participant has had any direct responsibility and direct involvement during the last two (2) years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.

(b)    Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(c)The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter; provided, however, that nothing in this Agreement or the Plan limits a Participant’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the Securities and Exchange Commission or any other governmental agency or commission (“Government Agency”) or limits a Participant’s right to receive an award for information provided to any Government Agency.

(d)The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent, a design registration, a utility model or a copyright registration where appropriate, in the United States and in any other countries.

(e)Activity that results in termination for Cause (as defined in Section 4.3).

4.3    Definition of “Cause.” For the purposes of Sections 3 and 4 of this Agreement, “Cause” shall mean a termination due to the Participant’s:

(a)    Willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(b)    Willful gross negligence in the performance of the Participant’s duties;

(c)    Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;

(d)    Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(e)    Willful violation of any provision of the Company’s code of conduct;

(f)Willful violation of any of the covenants contained in Article 4 of the Senior Leadership Severance Plan, if applicable to the Participant;

(g)Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company;

(h)Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company; or

(i)Engaging in any act that justifies termination of employment with immediate effect under the local laws applicable to the Participant’s employment relationship.

For purposes of this definition, no act or omission by the Participant shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Company.
For purposes of this Award, there shall be no termination for Cause pursuant to subsections (a) through (h) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Participant stating the basis for the termination. Upon receipt of such notice, the Participant shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.
5.Rights as Shareholder; Dividends.

5.1    Rights. The Participant shall be the record owner of the Restricted Shares until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the shares of Restricted Shares with respect to which they were paid.

5.2    Certificates. The Company may issue stock certificates or evidence the Participant’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Shares vests.

5.3    Forfeiture. If the Participant forfeits any rights he or she has under this Agreement in accordance with Section 3, the Participant shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Shares and shall no longer be entitled to vote or receive dividends on such shares.

6.Adjustments. The Restricted Shares may be adjusted or terminated in any manner as contemplated by Article XII of the Plan.

7.Change in Control.

7.1    Acceleration of Vesting. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs after the Date of Grant and before the end of the Restricted Period and the Participant’s continuous service with the Company or a Subsidiary is terminated by the Company other than for Cause (as defined in Section 7.3) (other than for death or Disability) or by the Participant for Good Reason (as defined in Section 7.4), in either case, prior to the end of the Restricted Period, then the restrictions stated in Section 2 shall lapse.

7.2    Business Combination. Notwithstanding anything in this Section 7 to the contrary, in connection with a Business Combination (as defined in the Plan) the result of which is that the Company’s Common Shares and voting stock exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not assume the Restricted Shares evidenced hereby and the Company’s obligations hereunder, or replace the Restricted Shares evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the restrictions stated in Section 2 shall lapse as of the day immediately prior to the date of such Business Combination.

7.3    Definition of “Cause.” For purposes of Section 7.1 of this Agreement, “Cause” means that the Participant has committed:

(a)an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(b)intentional wrongful damage to property of the Company or any Subsidiary;

(c)intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

(d)intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”); and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. No act, or failure to act, on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

7.4    Definition of “Good Reason.” For purposes of Section 7.1 of this agreement, “Good Reason” means:

(a)    failure to elect, reelect or otherwise maintain the Participant in the offices or positions in the Company or any Subsidiary which the Participant held immediately prior to a Change in Control, or the removal of the Participant as a director of the Company (or any successor thereto) if the Participant shall have been a director of the Company immediately prior to the Change in Control;

(b)    a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Participant held immediately prior to the Change in Control, a material reduction in the aggregate of the Participant’s base pay and incentive pay opportunity received from the Company, or the termination of the Participant’s rights to any material employee benefits to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Participant;

(c)    the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement; or

(d)    the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Participant to have his or her principal location of work changed, to any location which is in excess of fifty (50) miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require the Participant to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Participant’s prior written consent.

The Participant is not entitled to assert that his or her termination is for Good Reason unless the Participant gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.
8.Withholding. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)tendering a cash payment;

(b)authorizing the Company to withhold Common Shares from the Common Shares of Common Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Shares; provided, however, that no Common Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c)delivering to the Company previously owned and unencumbered Common Shares.

9.Election Under Section 83(b) of the Code.

(a)The Participant understands that Section 83 of the Code taxes as ordinary income and the Fair Market Value of the Common Shares as of the date on which the Common Shares are “substantially vested,” within the meaning of Code Section 83. In this context, “substantially vested” means that the restrictions on such Common Shares have lapsed and are vested. The Participant understands that he or she may elect to have his or her taxable income determined at the time he or she acquires the Common Shares rather than when and as the restrictions on the Common Shares lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the Date of Grant. The Participant understands that failure to make a timely filing under Code Section 83(b) will result in his or her recognition of ordinary income, as the restrictions on the Common Shares lapse, on the Fair Market Value of the Common Shares at the time such restrictions lapse. The Participant further understands, however, that if Common Shares with respect to which an election under Section 83(b) has been made are forfeited, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Common Shares over the amount realized (if any upon their forfeiture). If the Participant has paid nothing for the forfeited Common Shares and has received no payment upon their forfeiture, the Participant understands that he or she will be unable to recognize any loss on the forfeiture of the Common Shares even though the Participant incurred a tax liability by making an election under Code Section 83(b).

(b)The Participant understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the Date of Grant of the Common Shares pursuant to this Agreement. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Participant. The Participant acknowledges that he or she has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the acquisition of Common Shares hereunder. ANY ELECTION UNDER CODE SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN THIRTY (30) DAYS AFTER THE DATE OF GRANT. THIS TIME PERIOD CANNOT

BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A CODE SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

(c)The Participant will notify the Company in writing, in a form and manner prescribed by the Company within thirty (30) days if the Participant files an election pursuant to Section 83(b) of the Code.

10.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11.Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating restrictions on transferability of the shares of Restricted Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

12.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.

13.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

14.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Shares, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

15.Continuous Service. For purposes of this Agreement, the continuous service of the Participant with the Company or a Subsidiary shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an associate of the Company or any Subsidiary, by reason of the transfer of his or her employment among the Company and its Subsidiaries. For the purposes of this Agreement, leaves of absence approved by the Chief Executive Officer of the Company for illness, military or governmental service, or other cause, shall be considered as employment.

16.Participant’s Acknowledgment. In accepting the grant, the Participant (you) acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (b) the grant of the Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Shares, or benefits in lieu of Restricted Shares, even if Restricted Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Restricted Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Restricted Share grant is an extraordinary item which is outside the scope of your employment contract, if any; (f) in the event that you are an employee of a Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Subsidiary that is your employer; (g) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty; (h) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Shares or diminution in value of the Restricted Shares or the Common Shares and you irrevocably release the Company, its affiliates and its Subsidiaries from any such claim that may arise; and (i) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Restricted Shares and vest in Restricted Shares under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Restricted Shares after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

17.Data Privacy. The Participant (you) hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Restricted Shares or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Common Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Shares or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such grant, vesting or disposition. This Agreement is subject to the terms and conditions of the Plan.

20.Governing Law. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The parties have executed this Agreement on the terms and conditions set forth herein as of the Date of Grant.

Participant

DIEBOLD NIXDORF, INCORPORATED